SOLERA

NATIONAL BANCORP, INC.

OTCQB: SLRK

$5.45

April 29, 2013

FACT SHEET


SOLERA
NATIONAL BANK

First Quarter 2013 Highlights

(at or for the period ended March 31, 2013, except as noted)

- Net income increased 60% to $181,000, from the preceding quarter, mainly due to the increase in noninterest income which was bolstered by $1.5 million in gains from the sale of loans, primarily due to our residential mortgage division.
- With the fourth quarter launch of its residential mortgage division, Solera opened 5 loan production offices and brought on more than 50 experienced mortgage professionals.
- Solera announced it will acquire approximately $12 million in core deposits from Liberty Savings Bank, with the transaction to close in the second quarter of 2013.
- Solera National Bank received its Preferred Lender status from the U.S. Government's Small Business Administration (SBA) on April 12, 2013.
- Total revenue increased to $2.7 million in the first quarter of 2013, up from $1.1 million in the first quarter of 2012.
- Loans, excluding loans held for sale, increased 17%, or $9.2 million, to $64.2 million from the like quarter a year ago, and grew 8%, or $4.6 million, from the fourth quarter 2012.
- Total deposits increased 4% to $123.5 million, and noninterest-bearing demand deposits grew 8%, compared to a year ago.
- The Bank's capital ratios significantly exceed regulatory requirements for a well-capitalized financial institution with total risk-based capital at 17.1%.
- Tangible book value, excluding unrealized gains on securities, improved to $7.48 per share up from $7.25 per share a year earlier.

"Solera National Bank won the 2012 Diversity Corporation of the Year Award," ColoradoBiz Magazine.

ABOUT SOLERA NATIONAL BANCORP

Founded in 2007, Solera National Bank, a wholly-owned subsidiary of Solera National Bancorp, Inc., was organized to serve the multi-ethnic population of the greater Denver market. We pride ourselves in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading edge banking capabilities. We are also actively involved in our communities.

Located in the heart of the Denver MSA, Solera's market is strong and vibrant. Within a three mile radius of our headquarters, there are:

- 7,250 businesses
- 97,000 employees
- 52% Hispanic households
- 198,000 residents
- 140,000 vehicles pass by the branch intersection daily.

Data from SNL Analytics

SOLERA

NATIONAL BANCORP, INC.

Financial Highlights: SLRK

Income Statement		**For the Three Month Period Ended:**				
($ in thousands, except share data)		31-Mar-13		31-Dec-12		31-Mar-12
Interest Income	$	1,346	$	1,314	$	1,301
Interest Expense		296		311		332
Net Interest Income		1,050		1,003		969
Provision for Loan & Lease Losses		-		-		-
Net Interest Income after Provision		1,050		1,003		969
Noninterest Income		1,663		351		138
Noninterest Expense		2,532		1,241		1,146
Net (loss) Income	$	181	$	113	$	(39)

Per Common Share Data						
Earnings per Share	$	0.07	$	0.04	$	(0.02)
Common Shares Outstanding		2,653,671		2,653,671		2,553,671
Tangible Book Value per Share*	$	7.48	$	7.39	$	7.25

**excludes accumulated other comprehensive income*

Balance Sheet Data		**For the Period Ended:**				
($ in thousands)		31-Mar-13		31-Dec-12		31-Mar-12
Total Assets	$	169,243	$	153,897	$	146,174
Total Loans, including loans held for sale	$	82,842	$	59,812	$	55,086
Total Deposits	$	123,482	$	124,732	$	119,132
Total Stockholders' Equity	$	20,270	$	19,941	$	19,449

Capital Ratios			
Tier 1 Risk-based Capital Ratio (1)	16.0%	18.1%	18.9%
Total Risk-based Capital Ratio (1)	17.1%	19.3%	20.2%
Tier 1 Leverage Ratio (1)	10.5%	10.8%	11.2%

(1) Solera National Bank only

SLRK Stock Data For 1Q 2013

Recent Price (4/29/2013)	$5.45
Shares Outstanding	2.7M
Market Cap	$14.5M
Tangible Book Value*	$7.48
Price/Book*	73%
Tang. Common Eqty. Ratio*	11.3%
Loan Loss Reserves/Loans	1.67%
Nonperforming Assets/Assets	1.43%
52 week High	$5.60
52 week Low	$4.11
Net Interest Margin	2.75%

**excludes accumulated other comprehensive income*

Total Loans


$ in thousands
$90,000
$80,000
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
2009
2010
2011
2012
1Q13
Loans held for sale
Consumer
Construction and development
Residential real estate
Commercial and industrial

SOLERA NATIONAL BANCORP, INC.

319 South Sheridan Boulevard
Lakewood, CO 80226

303.209.8600 ph
303.202.0936 fax

www.solerabank.com

The Cereghino Group
Corporate Investor Relations
206.388.5785 www.stockvalues.com

The company described in this report is a client of Len Cereghino & Co., d.b.a. The Cereghino Group, a securities industry relations firm. This report was prepared using information obtained from management and from publications available to the public. This report does not purport to be a complete statement of all material facts and is not to be construed as a recommendation or solicitation to buy or sell securities of the company described herein. Upon receiving a written request sent to 2505 2nd Avenue, Suite 700 Seattle, WA 98121 (or through its website at www.stockvalues.com), The Cereghino Group will provide a package of detailed information on the client company. The Cereghino Group is compensated by the client company for services rendered on a continuing basis and consequently, the amount of such compensation related to the preparation and distribution of this report is not separately determinable. The Cereghino Group and/or its employees and/or members of their families, may have a long position in the securities of the company described herein. Revised April 30, 2013